                                                                            Exhibit 10.24

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (the “Amendment”) is made effective as of and deemed entered into as of November 3, 2004, by and between TMT Reston I & II, Inc., a Delaware corporation (“Landlord”), and Talk America Holdings, Inc., a Delaware corporation (“Tenant”).

                                                Recitals

        A.     Reston Plaza I & II, LLC (“Reston Plaza”), as landlord, and Talk.com, Inc. (“Talk.com”), a Delaware corporation, as tenant, entered into a Lease Agreement, dated April 28, 2000, as amended by that certain First Amendment to Lease, dated May 6, 2004 (collectively, the “Reston II Lease”).

        B.     Landlord is the successor-in-interest to Reston Plaza and Tenant is successor-in-interest to Talk.com.

        C.     Pursuant to the Reston II Lease, Landlord leases to Tenant approximately 10,019 rentable square feet on the second (2nd) floor of that certain building located at 12020 Sunrise Valley Drive in Reston, Virginia (“Reston Plaza II”).

        D.     Landlord, as landlord, and Talk America, Inc., a Pennsylvania corporation (“Talk America, Inc.”), as tenant, entered into a Lease Agreement, dated as of the date hereof (the “Reston I Lease”).

        E.     Talk America, Inc. is a wholly owned subsidiary of Tenant.

        F.     Pursuant to the Reston I Lease, Landlord leases to Talk America, Inc. approximately 1,136 rentable square feet on the first (1st) floor of that certain building located at 12030 Sunrise Valley Drive in Reston, Virginia (“Reston Plaza I”).

        G.     Landlord requires, as a condition of entering into the Reston I Lease, that the Reston II Lease be amended, and Tenant desires to amend the Reston II Lease on the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the above recitals which by this reference are incorporated herein and made a substantive part hereof, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

    1.     Incorporation by Reference; Recitals. All capitalized terms not defined in this Amendment shall have the same meaning as in the Reston II Lease. The foregoing recitals are true and correct and incorporated herein by reference as if set forth in their entirety herein.

    2.     Cross-Default. Any Event of Default by Talk America, Inc. as that term is defined under the Reston I Lease shall constitute an Event of Default under this Reston II Lease. If an Event of Default occurs under this Reston II Lease or the Reston I Lease, Landlord shall have the right, at its sole option, to exercise any one or more of the remedies provided for an Event of Default as set forth in the Reston II Lease and the Reston I Lease or as otherwise permitted pursuant to applicable law, such remedies to be exercised concurrently or consecutively, and not alternatively.

    3.     Ratification. Except as expressly modified and amended by the provisions of this Amendment, all terms, covenants and conditions of the Reston II Lease shall remain in full force and effect in accordance with their terms.

    4.     Time. Time is of the essence of this Amendment, the Reston II Lease and all of their provisions.

    5.     Entire Agreement. The Reston II Lease, as amended hereby, contains all agreements of the parties to this Amendment and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in the Lease (as hereby amended) and its exhibits. The Reston II Lease may not be modified except by a written instrument duly executed by the parties hereto.

    6.     Tenant’s Authority. If Tenant signs as a corporation each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

    7.     Miscellaneous. This Amendment (i) shall be binding upon and inure to the benefit of Landlord and Tenant, and their respective successors, assigns and related entities (subject to any restrictions set forth in the Reston II Lease) and (ii) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and may be executed in multiple counterparts or by facsimile transmissions, each of which shall be treated as an original of this Amendment for all purposes, and all of which shall constitute one (1) agreement binding upon all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart or facsimile transmission. Each such counterpart or facsimile transmission shall be admissible into evidence as an original hereof against the party who executed it.

    8.     Waivers. Landlord and Tenant each agree to and they hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment or the Reston II Lease.

    9.     Limitation of Landlord’s Liability. Redress for any claim against Landlord under the Reston II Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building (as defined in the Reston II Lease). The obligations of Landlord under the Reston II Lease and this Amendment are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the day and year as first above written.
WITNESS: By: /s/ Christa Reodel Name: Christa Reodel Title: Admin. Assistant	LANDLORD: TMT RESTON I & II, INC., a Delaware corporation By: RREEF Management Company, a Delaware corporation By: /s/ Mark Arena Mark Arena Title: District Manager Dated: 11/3/04
ATTEST: By: /s/ Craig H. Pizer Name: Craig H. Pizer Title: Associate General Counsel [Corporate Seal]	TENANT: TALK AMERICA HOLDINGS, INC., a Delaware corporation By: /s/ Aloysius T. Lawn IV Name: Aloysius T. Lawn IV Title: EVP - General Counsel Dated: 10/28/04